Exhibit 4.10

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Trademark Security Agreement”) is made as of this 9th day of October, 2009, among Tops Markets, LLC (the “Grantor”), and U.S. Bank National Association, in its capacity as collateral agent for the Credit Parties (together with its successors, “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, Grantor has executed and delivered to Collateral Agent, for the benefit of the Credit Parties, that certain Guarantee and Security Agreement dated as of October 9, 2009 (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Grantor is required to execute and deliver to Collateral Agent, for the benefit of the Credit Parties, this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantor hereby agrees as follows:

1.             DEFINED TERMS.  All capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement.

2.             GRANT OF SECURITY INTEREST IN TRADEMARK COLLATERAL.  Grantor hereby pledges and grants to Collateral Agent, for its own benefit and for the benefit of the other Credit Parties, a lien on and security interest in all of the right, title and interest of Grantor in, to and under the following (collectively, the “Trademark Collateral”):

(a)           all of Grantor’s U.S. Trademarks including those referred to on Schedule I hereto, including the goodwill exclusively symbolized thereby, provided that no security interest shall be granted in any U.S. intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable law;

(b)           all renewals of the foregoing; and

(c)           all proceeds of the foregoing, including any claim by Grantor against third parties for past, present or future infringement or dilution of any U.S. Trademark.

3.             SECURITY FOR OBLIGATIONS.  This Trademark Security Agreement secures, and the Trademark Collateral is collateral security for,  the payment and performance in full when due of the Secured Obligations.

4.             SECURITY AGREEMENT.  The security interests granted pursuant to this Trademark Security Agreement are granted in conjunction with the security interests granted to Collateral Agent, for the benefit of the Credit Parties, pursuant to the Security Agreement.  Grantor hereby acknowledges and affirms that the rights and remedies of Collateral Agent with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

5.             COUNTERPARTS.  This Trademark Security Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.

6.             CONSTRUCTION.  The rules of interpretation adopted in Section 1.2 of the Security Agreement shall be applicable to this Trademark Security Agreement.

7.             INTERCREDITOR AGREEMENT.  Notwithstanding anything to the contrary contained herein, the lien and security interest granted to the Collateral Agent pursuant to this Trademark Security Agreement and the exercise of any right or remedy by the Collateral Agent hereunder is subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Trademark Security Agreement, the terms of the Intercreditor Agreement shall govern and control.

8.             INDENTURE.  Notwithstanding anything to the contrary contained herein, in connection with its execution and acting hereunder, the Collateral Agent is entitled to all rights, privileges, benefits, protections, immunities and indemnities provided to it under the Indenture.

9.             GOVERNING LAW.  This Trademark Security Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Grantor has caused this Trademark Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

TOPS MARKETS, LLC

By:	/s/ Frank Curci
Name: Frank Curci
Title: Chief Executive Officer

ACCEPTED AND ACKNOWLEDGED BY:

U.S. BANK NATIONAL ASSOCIATION,
as Collateral Agent

By:	/s/ Beverly A. Freeney
Name: Beverly A. Freeney
Title: Vice President

SCHEDULE I
to
TRADEMARK SECURITY AGREEMENT

U.S. Trademarks and Applications for Registration

Grantor	Registration No.	Trademark
Tops Markets, LLC	1,047,798	BAKER’S OVEN
Tops Markets, LLC	922,571	B-KWIK
Tops Markets, LLC	991,019	Design only
Tops Markets, LLC	959,600	FINAST
Tops Markets, LLC	557,127	FINAST
Tops Markets, LLC	3,602,029	NYGROWN FRESH PICKED FOR TOPS
Tops Markets, LLC	2,529,733	THE SAVINGS CART
Tops Markets, LLC	3,001,996	TOPS
Tops Markets, LLC	3,446,451	TOPS
Tops Markets, LLC	2,856,078	TOPS
Tops Markets, LLC	2,963,913	TOPS
Tops Markets, LLC	2,326,658	TOPS
Tops Markets, LLC	2,326,652	TOPS
Tops Markets, LLC	1,465,722	TOPS
Tops Markets, LLC	1,433,101	TOPS
Tops Markets, LLC	763,677	TOPS
Tops Markets, LLC	1,094,076	TOPS FRIENDLY MARKETS
Tops Markets, LLC	1,499,050	TOPS NEVER STOPS
Tops Markets, LLC	2,551,177	TOPS XPRESS

Grantor	Application No.	Trademark
Tops Markets, LLC	77-608,040	TOPSMART
Tops Markets, LLC	77-624,308	TOPSTIPS